Exhibit 99.1

For Release: December 1, 2004 Contact: Lisa Razo 802/865-1838

Merchants Bancshares, Inc. Announces Special Dividend and Trust Preferred Securities Issuance

SOUTH BURLINGTON, VT - The Board of Directors of Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today declared a special cash dividend of $4.50 per share payable December 17, 2004 to shareholders of record as of the close of business on December 10, 2004. The total amount of this special dividend will be approximately $28.10 million. After looking at several alternatives, Merchants' Board of Directors has determined that the lower tax rates on dividends provide an opportunity for Merchants to return capital to its shareholders in the form of a special dividend in a simple, fair and transparent process. Merchants has decided to move forward with a special dividend as the optimal capital management alternative. Merchants will remain well capitalized under applicable regulatory guidelines after the special dividend. Merchants hereby notifies participants in its dividend reinvestment plan that it is temporarily suspending its dividend reinvestment plan, effective as of the date hereof through December 18, 2004, in order to permit payment of the special dividend. All dividend payments will be made in the form of a check.

Merchants also plans to participate in a private placement of $20 million of trust preferred securities, through a newly formed Delaware statutory trust affiliate of Merchants. The transaction will be part of a pooled trust preferred program. Keefe, Bruyette & Woods, Inc. and FTN Financial Capital Markets, a division of First Tennessee Bank, N.A., will serve as placement agents in the offering. These hybrid securities are expected to qualify as regulatory capital for Merchants, up to certain regulatory limits. At the same time they are considered debt for tax purposes, and as such, interest payments are fully deductible. While trust preferred securities have been a regulatory capital funding option for bank holding companies since 1996, there has been no prior time period where an equivalent level of relative cost effectiveness has existed versus alternative funding options. Upon issuance, the trust preferred securities will bear interest at a fixed rate for five years, and after five years, the rate will adjust quarterly. The trust preferred securities mature on December 31, 2034, and are redeemable at the Company's option beginning after five years from issuance. The proceeds from the sale of the trust preferred securities will be used for general corporate purposes, allowing Merchants to pay the special dividend, and at the same time continuing to pursue alternative growth opportunities.

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Merchants estimates that the payment of the dividend and the issuance of the trust preferred securities will reduce 2005 net interest income on an after tax basis by approximately $1.06 million, or approximately 17 cents per share.

Mr. Joseph Boutin, President and Chief Executive Officer and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss this special dividend payment and debt issuance at 9:00 a.m. Eastern Time on Friday, December 3, 2004. Interested parties may participate in the conference call by dialing (888) 428-4480, the title of the call is Special Dividend Conference Call for Merchants Bancshares, Inc. Participants are asked to call in a few minutes prior to the call in order to register. A replay will be available through December 17, 2004. The U.S. replay dial-in number is (800) 475-6701. The international replay dial-in number is (320) 365-3844. The replay access code, regardless of dial-in location, is 759060.

The mission of Merchants Bank is to provide best-in-class community banking services in the state of Vermont. This commitment is fulfilled through a community, branch-based, system that includes 35 bank offices throughout Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life® , MoneyLYNX® money market accounts, and CommerceLYNX® business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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